TeleCommunication Systems Reports Third Quarter 2014 Results

ANNAPOLIS, Md., Oct. 30, 2014 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure wireless communication technology, reported results for the third quarter ended September 30, 2014.

Summary of Third Quarter 2014 Results

  Revenue was $95.3 million, up 11% compared to the previous quarter and essentially flat compared to the third quarter of 2013.
  Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and amortization of non-cash stock-based compensation) was up 3% to $9.4 million from $9.1 million in the second quarter of 2014, and was down 14% from $10.9 million in the year-ago quarter (see discussion about the presentation of adjusted EBITDA and adjusted net income, both non-GAAP terms, below).
  Adjusted net income was $3.1 million or $0.05 per diluted share, compared to $3.1 million and $0.05 per diluted share in the second quarter of 2014, and compared to adjusted net income of $2.8 million or $0.05 in the third quarter of 2013.
  GAAP net loss per diluted share was $(0.03) versus breakeven in the year-ago quarter.

Third Quarter 2014 Operational Highlights

  TCS's Location ToolKit has been integrated with AT&T Drive Studio™ to provide a superior in-car navigation solution, which includes automatic map updates, real-time traffic, and integrated content.
  Entered into a contract with a subsidiary of Sypris Solutions, to create a 15-course customized cyber security training program to be integrated into the Sypris Cyber Range™.
  Received a delivery order from the U.S. Army for equipment and maintenance of Tactical Transportable Troposcatter Systems valued at about $10 million for the period of August 2014 to February 2016 of which $5.3 million has been funded.
  Received 14 new U.S. and foreign patents bringing the company's patent portfolio to 373 patents issued in the U.S. and abroad, with about 300 patent applications pending.

Management Commentary

"Our third quarter results were about as we expected, while we engaged in planning towards continued improvement in adjusted EBITDA in 2015 and beyond," said Maurice B. Tose, TCS chairman and CEO. "These plans include significant new platforms and applications business with each of the three largest U.S. wireless carriers in the coming quarters, continued growth in Next Generation 9-1-1, and enhancements needed to support anticipated FCC 9-1-1 regulatory pressures on our wireless customers. These plans are part of a broader framework of platforms and solutions that integrate voice, video and data and which involve all facets of our business: commercial, public safety, cyber, and defense.

"Only about 15% of the expected roll-out of emergency service IP network, or ESInet systems has occurred so far. Analysts project ESInet market growth from about $40 million in 2013 to over $250 million by 2020. We predict additional awards over the next 18 months representing a potential doubling of ESInet NG9-1-1 business. Further, the FCC is increasingly advocating establishment of an indoor 9-1-1 location requirement for wireless carriers, and a mandate could be issued this year. Our internal teams have identified a business potential to TCS of over $100 million in the next five years. Our company's public safety leadership, location-based technology and cybersecurity expertise, and scale as partner with other leading technology companies position TCS for success with this opportunity.

"Second half results from our government business are on track to our 2014 expectations, with significant shipments of our terminals and components and continued progress towards program of record status for next generations of our successful secure deployable systems and related support. World developments are accelerating the need for TCS systems and support."

Summary of Adjusted EBITDA and Adjusted Net Income (Loss) and Reconciliation to Net Income (Loss)

($000 except EPS)	Quarter ended September 30,
	2014	2013
	(unaudited)

Revenue	$ 95,332	$ 96,033
Adjusted EBITDA	$ 9,358	$ 10,858
Non-cash charges [1]	(5,817)	(8,391)
Income from operations	3,541	2,467
Interest and other expense	(2,898)	(3,816)
Tax (expense) benefit	(2,607)	1,194
Net loss for Diluted EPS calculation	$ (1,964)	$ (155)

Net loss per share - diluted	$ (0.03)	$ (0.00)

Net loss	$ (1,964)	$ (155)
Amortization of non-cash stock-based compensation expense	1,361	1,503
Amortization of acquired intangible assets	950	1,142
Amortization of deferred financing fees	203	1,538
Non-cash tax expense (benefit)	2,592	(1,230)
Adjusted net income	$ 3,142	$ 2,798

Adjusted net income per share - diluted	$ 0.05	$ 0.05

[1] Non-cash charges are depreciation/amortization of property and equipment, acquired intangible assets, capitalized software development costs, non-cash stock-based compensation expense, and impairment of goodwill and long-lived assets.

Third Quarter 2014 Financial Detail

Revenue and Gross Profit (unaudited):

($millions)	Three months ended September 30,
	Commercial			Government			Total
	2014	2013	Incr. (Decr.)	2014	2013	Incr. (Decr.)	2014	2013	Incr. (Decr.)
Revenue
Services	$ 42.5	$ 37.2	$ 5.3	$ 24.8	$ 34.8	$ (10.0)	$ 67.3	$ 72.0	$ (4.7)
Systems	4.1	6.5	(2.4)	23.9	17.5	6.4	28.0	24.0	4.0
Total revenue	$ 46.6	$ 43.7	$ 2.9	$ 48.7	$ 52.3	$ (3.6)	$ 95.3	$ 96.0	$ (0.7)

Gross profit
Gross profit-services	$ 25.8	$ 21.4	$ 4.4	$ 4.8	$ 11.0	$ (6.2)	$ 30.6	$ 32.4	$ (1.8)
As % of revenue	61%	58%		19%	32%		45%	45%
Gross profit-systems	1.0	1.0	-	4.3	2.3	2.0	5.3	3.3	2.0
As % of revenue	24%	15%		18%	13%		19%	14%
Total gross profit	$ 26.8	$ 22.4	$ 4.4	$ 9.1	$ 13.3	$ (4.2)	$ 35.9	$ 35.7	$ 0.2
As % of revenue	58%	51%		19%	25%		38%	37%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related amortization of non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue for the third quarter was up $2.9 million or 7% from the same period last year, driven by higher commercial services revenue. Commercial services revenue was up $5.3 million or 14% over last year's third quarter resulting in $4.4 million or 21% higher gross profit; the 2014 quarter included a payment by a customer favorably adjusting for past revenue-share volume. Commercial segment gross profit was $26.8 million or 58% of revenue, up from $22.4 million or 51% of revenue in the third quarter of 2013.

Higher next generation 9-1-1 systems revenue was more than offset by lower location platforms and intellectual property revenue than in last year's third quarter, resulting in flat commercial systems gross profit.

Government Segment Revenue and Gross Profit:

Higher government systems revenue and gross profit from shipments of Tropo terminals and electronic components was offset by lower services revenue and margin. Government services growth in cyber business was offset by the effect of draw-down of Afghanistan field support personnel.

The overall government segment revenue in the third quarter was down $3.6 million from last year's third quarter due mainly to continued reduction in war-related spending and gross profit was down $4.2 million or 32% on the lower volume and adjusted pricing.

Operating Costs and Expenses:

R&D: Third quarter 2014 R&D expense was $10.5 million (11% of revenue), up from $7.9 million (8% of revenue) in the same year-ago quarter, reflecting more expenditures on R&D projects related to 9-1-1, ground terminal products and components, and commercial software. The total of capitalized and expensed R&D spending was about the same as the prior year period.

SG&A: Third quarter 2014 selling, general and administrative expense was down 14% to $17.7 million (19% of revenue) from $20.5 million (21% of revenue) in the third quarter of 2013. The decrease was primarily due to efficiency improvements including personnel cost reductions.

Non-cash charges: Third quarter 2014 non-cash charges to operating profit were $5.8 million, down from $8.4 million in last year's third quarter, reflecting intangible cost write-offs last year which reduced depreciable bases.

Income Taxes:

TCS fully reserved its deferred tax assets in the fourth quarter of 2013, and the company continues to maintain a full valuation reserve against the asset amount mainly representing the potential value of loss and credit carry-forwards. The company reported non-cash income tax expense of $2.6 million in the quarter as it completed its reconciliation of the 2013 income tax return to the 2013 tax provision, and updated its estimate of the effect of recoverability of net operating loss carryforward benefits associated with book/tax differences in goodwill accounting. This resulted in the recording of a noncash accrual in the quarter of a net deferred tax liability.

Liquidity and Capital Resources:

At September 30, 2014, TCS had $56.1 million of cash and securities, compared to $63.5 million at the beginning of the quarter. Funds were generated in the quarter from $9.4 million in adjusted EBITDA, $4.2 million of capital lease and delayed draw term loan borrowings, and $0.2 million in proceeds from exercises of employee stock options. Cash was used during the quarter for $5.1 million of debt principal payments, an $11.8 million increase in working capital and other assets, $1.8 million for capital expenditures including software development, and $2.5 million for cash interest, cash taxes and other expenses. At the end of the quarter, in addition to cash and securities, the company's liquidity included unused bank line of credit $30 million availability, and $11.2 million undrawn delayed draw term loan facility which will be used for retirement of the remaining 4.5% notes due November 1. The company expects an additional $18.9 million of delayed-draw term facility loan to be available on March 31, 2015 as covenant requirements are met.

Backlog:

	6/30/2014	New Orders	Revenue	9/30/2014
($millions)
Commercial Funded Contract Backlog	$ 234.5	$ 22.8	$ (46.6)	$ 210.7
Government Funded Contract Backlog	52.2	71.8	(48.7)	75.3
Total Funded Contract Backlog	$ 286.7	$ 94.6	$ (95.3)	$ 286.0

Funded contract backlog on September 30, 2014 was about the same as at the beginning of the quarter at $286 million, of which the company expects to recognize approximately $173 million over the next 12 months.

Funded contract backlog is based upon contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies) and for hosted services (mainly for wireless carriers). Backlog is computed by multiplying the most recent month's contract or subscription revenue, by the months remaining under the existing long-term agreements, which is considered to be the best available information for anticipating revenue under those agreements. The company's backlog at any given time may be affected by various factors including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed. The timing and amounts of government contract funding may be adversely affected by federal budget policy decisions, which can lead to delays in procurement of TCS products and services. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today (October 30, 2014) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number at least five minutes prior to the start time and ask for the TeleCommunication Systems conference call.

Dial-In Number: 1-888-504-7963
International Number: 1-719-325-2244
Conference ID: 2959976

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website at www.telecomsys.com. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time through November 13, 2014 via the same website link as well as by phone:

Replay Dial-in Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN: 2959976

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

Trademarks used in this press release are the property of their respective owners.

About the Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income/(loss) before (1) depreciation and amortization of property and equipment: (2) amortization of non-cash stock-based compensation expense; (3) amortization of capitalized software development costs;(4) amortization of acquired intangible assets; (5) interest and other income (expense); (6) amortization of deferred financing fees; (7) provision (benefit) for income taxes; and (8) impairment of goodwill and long-lived assets and patent gains, if applicable. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income/(loss) adjusted for (1) impairment of goodwill and long-lived assets, and patent gains, if applicable; (2) amortization of non-cash stock-based compensation expense; (3) amortization of acquired intangible assets; (4) amortization of deferred financing fees; and (5) non-cash tax expense/(benefit). TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure. For adjusted net income diluted per share calculations, the convertible debt is treated as debt and is assuming no conversion.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements about our expected backlog realization and our liquidity and capital resources, and those that are made in the commentary sections and by Mr. Tose that (a) we are planning towards continued improvement in our adjusted EBITDA in 2015 and beyond; (b) we plan for significant platforms and applications business with US wireless carriers; (c) we anticipate growth in the Next Generation 9-1-1 market and the volume and size of predicted additional awards over the next 18 months; and (d) the potential need for TCS technology may increase with developing world events.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

Company Contacts:

Tom Brandt	Meredith Allen	Scott Liolios
Senior Vice President and CFO	Sr. Director, Corporate Communications	Investor Relations
TeleCommunication Systems, Inc.	TeleCommunication Systems, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 410-295-1865	Tel 949-574-3860
tbrandt@telecomsys.com	mallen@telecomsys.com	info@liolios.com

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
(amounts in $000)	2014	2013
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 56,056	$ 61,908
Accounts receivable, net	46,916	45,789
Unbilled receivables	32,770	16,009
Inventory	7,456	9,890
Deferred project costs and other current assets	17,531	15,286
Total current assets	160,729	148,882

Property and equipment, net	33,636	38,355
Software development costs, net	4,349	4,178
Acquired intangible assets, net	18,155	21,003
Goodwill	104,241	104,241
Other assets	4,723	4,796
Total assets	$ 325,833	$ 321,455

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 49,543	$ 38,750
Deferred revenue	24,366	24,809
Current debt:
Bank term debt, notes payable, and capital leases	7,596	15,583
Convertible notes due 2014	11,202	14,562
Total current debt	18,798	30,145

Total current liabilities	92,707	93,704

Noncurrent debt:
Bank term debt, notes payable, and capital leases	66,523	67,384
Convertible notes due 2018	50,000	50,000
Total noncurrent debt	116,523	117,384
Deferred tax liabilities	1,541	-
Other liabilities	2,813	1,124

Total stockholders' equity	112,249	109,243
Total liabilities and stockholders' equity	$ 325,833	$ 321,455

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($000 except EPS)	2014	2013	2014	2013

Revenue
Services	$ 67,350	$ 72,034	$ 196,671	$ 217,143
Systems	27,982	23,999	69,972	66,526
Total revenue	95,332	96,033	266,643	283,669

Direct costs of revenue
Direct cost of services revenue	36,758	39,573	107,357	121,096
Direct cost of systems	22,668	20,677	50,346	55,402
Total direct cost of revenue	59,426	60,250	157,703	176,498

Services gross profit	30,592	32,461	89,314	96,047
As a % of revenue	45%	45%	45%	44%
Systems gross profit	5,314	3,322	19,626	11,124
As a % of revenue	19%	14%	28%	17%
	-	-	-	-
Total gross profit	35,906	35,783	108,940	107,171
Total gross profit as a % of revenue	38%	37%	41%	38%

Operating expenses
Research and development expense	10,473	7,898	32,121	25,745
Sales and marketing expense	6,607	6,684	19,855	22,445
General and administrative expense	11,127	13,824	35,951	42,552
Depreciation and amortization of property and equipment	3,208	3,768	9,977	10,885
Amortization of acquired intangible assets	950	1,142	2,848	3,427
Total operating expenses	32,365	33,316	100,752	105,054

Income from operations	3,541	2,467	8,188	2,117

Interest expense	(2,007)	(2,173)	(6,237)	(6,126)
Amortization of deferred financing fees	(203)	(1,538)	(583)	(3,275)
Loss on early retirement of debt	-	(151)	-	(151)
Other income (expense), net	(688)	46	(551)	(62)
Net income (loss) before income taxes	643	(1,349)	817	(7,497)

Income tax (expense) benefit	(2,607)	1,194	(2,200)	4,642
Net loss	$ (1,964)	$ (155)	$ (1,383)	$ (2,855)

Net loss per share - basic and diluted	$ (0.03)	$ (0.00)	$ (0.02)	$ (0.05)

Weighted average shares used in calculation - basic and diluted[1]	59,586	58,687	59,356	58,574

[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

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